Exhibit 99.1

For Immediate Release

Ignite Restaurant Group Appoints Shauna Ryan King to Board of Directors

HOUSTON--August 20, 2014 - Ignite Restaurant Group (Nasdaq: IRG), today announced the appointment of Shauna Ryan King to its Board of Directors, effective August 14, 2014.

Ms. King currently serves as Vice President, Finance and Business Operations for Yale University, a position she has held since 2006, where her responsibilities include Strategic and Financial Planning, Capital and Operating Budgeting, Departmental Business Operations, Information Technology, Dining Operations, Shared Services and Procurement. Prior to her role at Yale University, Ms. King provided management, financial and operations consulting to select clients with SKing Consulting from 2003 to 2006, as well as from 1994 to 1998. Between her consulting endeavors, Ms. King held leadership positions at PepsiCo, Inc., including Chief Transformation Officer in 2003, and President, PepsiCo Shared Services and Global Information Officer from 2000 to 2003. She also held the positions of Vice President and General Manager, Club Channel and Vice President, Field Finance at Frito-Lay, Inc. Prior to these roles, Ms. King held various business development, finance and marketing related roles at PepsiCo Food Systems, Frito-Lay, Inc and PepsiCo Bottling Group, in addition to starting her career at Price Waterhouse.

Ray Blanchette, Chief Executive Officer of Ignite Restaurant Group, stated, “I am very pleased to welcome Shauna to the Ignite Board of Directors. Throughout her successful career, she has proven to possess a broad set of skills, which have allowed her to tackle complex issues and improve productivity at a number of businesses and institutions. Her business acumen and leadership will no doubt prove valuable for the entire Ignite organization.”

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. (NASDAQ: IRG) owns and operates over 300 restaurants throughout the U.S. Headquartered in Houston, Ignite's portfolio of restaurant concepts includes Joe's Crab Shack, Romano's Macaroni Grill and Brick House Tavern + Tap. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. The company is also a franchisor for Macaroni Grill in locations in the U.S., U.S. territories and internationally. For more information on Ignite and its distinctive brands visit www.igniterestaurantgroup.com.

Investor Relations

Fitzhugh Taylor

(203) 682-8261

fitzhugh.taylor@icrinc.com